Laboratory Testing and Sales Distribution Update

Kelowna, BC / July 28, 2015 / Lexaria, Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company”) provides the following information to update both the status of the ongoing laboratory testing; and, of progress with sales and distribution.

LABORATORY TESTING

On May 20, Lexaria announced that it was to commence third party in vitro tests using a human intestinal tissue model to evaluate the cannabidiol (CBD) permeability of its patent-pending technology that infuses cannabinoid compounds within lipids. The tests are expected to provide third party evidence of the superior absorption characteristics available through Lexaria’s patent-pending technology. On May 20 the Company stated that results are expected “within 3-4 months.”

Lexaria is pleased to report that the studies are progressing favorably, with initial phases wrapped up and the final testing phase currently in progress. This final testing phase should be complete around mid-August, with results available in late August.

Lexaria initiated these third party in vitro tests to provide scientific evidence of the performance of its patent pending absorption technology. The Company expects a positive outcome to these tests which may be unique in the entire industry.

SALES AND DISTRIBUTION

Lexaria is pleased to report that in recent weeks we have experienced an increase in sales and in retail distribution enquiries. June of 2015 marked the Company’s first on-the-ground sales and market intelligence efforts with professional sales consultants making our first face-to-face sales and market intelligence visits. Store owners and managers were asked to provide feedback on the ViPovaTM tea products, and this market data was used to optimize subsequent offerings and procedures.

Sales consultants are currently engaged in face-to-face sales calls in two cities, including the San Francisco Bay area, one of the country’s most important urban markets. The current sales efforts have already been successful. Additional medical marijuana dispensaries are carrying the ViPovaTM product line, and we are adding new sales locations, often on a daily basis.

The Company’s strategy earlier this year had been to “Get it Right” before we “Get Big”. We have since optimized manufacturing techniques in order to lower costs to the consumer while maintaining profitable manufacturing operations for shareholders. We’ve expanded trade advertising in some of the most widely read magazines in the medical marijuana industry, and attended several industry conferences to introduce ViPovaTM tea.

Lexaria is also poised to introduce new product flavors and entirely new products in August and September. The new products, together with growing awareness of Lexaria and its ViPovaTM line of products, are expected to assist in meeting demand from our growing network of distributors and provide customers an array of flavors in convenient to use, cost effective servings. New products and an ever increasing network of physical sales locations should lead to a marked increase in sales in the weeks and months to come.

Lexaria’s consulting sales force is expected to continue targeting individual cities for most of the rest of 2015. In addition, discussions have begun with other professional sales consultants to possibly begin a more national sales effort also in 2015. ViPovaTM hemp-based CBD teas are federally legal in the USA – giving Lexaria a strong advantage over companies that deliver THC in their products and are thus often prevented from engaging in interstate commerce. As 2015 unfolds, the Company plans to exploit this advantage by engaging in increasingly active nearly-national sales campaigns. These sales efforts, combined with what will be the industry’s newest and most technologically advanced product line focused on impressive bio-absorption rates, are hoped to begin to deliver more significant sales revenues through the rest of 2015.

Lexaria’s technology is designed to allow for higher bioavailability rates for THC and for CBD than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria’s innovative lipid formulation process is designed to allow the delivery of molecules such as are contained within hemp oil without the harmful side effects of ingestion via smoking, and should be embraced for the benefits to public health.

About Lexaria

Lexaria is a food sciences company focused on the delivery of hemp oil compounds procured from legal, agricultural hemp, through gourmet foods based upon its proprietary infusion technologies. www.lexariaenergy.com

About ViPovaTM

ViPovaTM uses only legal hemp oil extracts, grown from agricultural hemp in locations where it is legal to do so, in ViPovaTM-branded tea. ViPovaTM uses its patent-pending process to infuse concentrated amounts of hemp oil within lipids in its tea, providing more bioactivity and comfort to the body during the absorption process. Only ViPovaTM has this ground-breaking technology for hemp oil/lipid infusion. www.vipova.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana, hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will need to attempt to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that the cannabinoid/lipid infusion technology will provide any increase in bioavailability to any individual person. There is no assurance that the third party in vitro absorption tests will result in positive or meaningful results. There is no assurance that current or planned sales initiatives will result in increased or any product sales. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.